SKYLINE CHAMPION ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS; ANNOUNCES NEW $100 MILLION SHARE REPURCHASE PROGRAM

Troy, Michigan, May 21, 2024 /Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its fourth quarter and full year ended March 30, 2024 (“fiscal 2024”).

Fourth Quarter Fiscal 2024 Highlights (compared to Fourth Quarter Fiscal 2023)1

•
Net sales increased 9.1% to $536.4 million
•
U.S. homes sold increased 15.3% to 5,652
•
Total backlog increased 8.7% to $315.8 million from the sequential third quarter
•
Average selling price (“ASP”) per U.S. home sold decreased 3.1% to $89,800
•
Gross profit margin contracted by 1,040 basis points to 18.3%
•
Recorded $34.5 million of estimated remediation costs for water intrusion issues
•
Adjusted gross profit margin contracted by 390 basis points to 24.8%
•
Net income of $2.8 million
•
Adjusted net income decreased 37.7% to $36.0 million
•
Adjusted Earnings per share (“Adjusted EPS”) decreased 38.6% to $0.62
•
Adjusted EBITDA decreased 30.2% to $53.1 million
•
Adjusted EBITDA margin contracted by 560 basis points to 9.9%

1. This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

Full Year Fiscal 2024 Highlights (compared to Full Year Fiscal 2023)

•
Net sales decreased 22.3% to $2.0 billion
•
Gross profit margin contracted by 740 basis points to 24.0%
•
Earnings per share (“EPS”) decreased 63.9% to $2.53
•
Adjusted EBITDA decreased 55.0% to $245.3 million
•
Adjusted EBITDA margin contracted by 880 basis points to 12.1%
•
Net cash generated by operating activities of $222.7 million during the year

“Fiscal 2024 was a transformative year for our organization, marked by strategic investments and expanding our market presence," said Mark Yost, Skyline Champion’s President and Chief Executive Officer. "Despite facing some significant market headwinds, including the prolonged destocking by our channel partners and considerable regional variability, we made substantial progress. We initiated the integration of our strategic investments, which broaden our retail and financing capabilities. We also took decisive actions to address production efficiencies while serving the expanding builder developer demand. As we move into fiscal 2025, we are better equipped with enhanced capabilities to capitalize on growth opportunities and deliver increased value to our customers and shareholders.”

Fourth Quarter Fiscal 2024 Results

Net sales for the fourth quarter fiscal 2024 increased 9.1% to $536.4 million compared to the prior-year period. The number of U.S. homes sold in the fourth quarter fiscal 2024 increased 15.3% to 5,652 driven by net sales of $108.1 million from the Regional Homes acquisition. The ASP per U.S. home sold decreased 3.1% to $89,800 due to changes in product mix and the decrease in material surcharges compared to the prior year. The number of Canadian factory-built homes sold in the quarter decreased to 189 homes compared to 246 homes in the prior-year period due to softer demand given the higher interest rate environment. Total backlog for Skyline Champion was $315.8 million as of March 30, 2024, compared to $290.4 million at the end of the third quarter, reflecting increased order volume.

Gross profit decreased by 30.3% to $98.4 million in the fourth quarter fiscal 2024 compared to the prior-year period. Gross profit margin was 18.3% of net sales, a 1,040-basis point contraction compared to 28.7% in the fourth quarter fiscal 2023. The change in gross profit and gross profit margin reflects the impact of an estimated liability of $34.5 million recorded in the fourth quarter of fiscal 2024 related to remediation costs for water intrusion issues in homes sold from one of our plants prior to fiscal 2022. Adjusted gross profit decreased by 5.9% to $132.9 million and was 24.8% of net sales, a 390-basis point contraction compared to 28.7% in the prior year period. Adjusted gross profit margin compared to the prior year period reflects lower ASPs, a shift in product mix, the ramping of previously idled facilities, and the impact of the Regional Homes acquisition.

Selling, general, and administrative expenses (“SG&A”) in the fourth quarter fiscal 2024 increased to $90.6 million from $72.4 million in the same period last year. SG&A as a percentage of net sales was 16.9%, a 220-basis point increase from prior year levels. The higher SG&A expense during the quarter was primarily due to the Regional Homes acquisition.

Net income decreased by 95.2% to $2.8 million for the fourth quarter fiscal 2024 compared to the prior-year period. The decrease in net income was primarily driven by the impact of the $34.5 million water intrusion accrual, lower gross profit margins, an equity in net loss of affiliate of $7.0 million and increased SG&A spend.

Adjusted EBITDA for the fourth quarter fiscal 2024 decreased by 30.2% to $53.1 million compared to the fourth quarter fiscal 2023. Adjusted EBITDA margin contracted by 560 basis points to 9.9%.

Full Year Fiscal 2024 Financial Highlights

For fiscal 2024, net sales were $2.0 billion which represents a decrease of 22.3%, or $581.7 million, compared to fiscal 2023. The decrease in net sales was primarily driven by lower home sales and the absence of $200 million in FEMA-related sales that was recorded in the first half of fiscal 2023, partially offset by net sales from the acquisition of Regional Homes.

Gross profit decreased $332.9 million or 40.7% to $485.8 million in fiscal 2024, compared to $818.7 million in the prior year period. Gross profit margin contracted by 740 basis points to 24.0% of net sales for fiscal 2024, compared to fiscal 2023, reflecting the impact of the $34.5 million water intrusion accrual, lower home sales, the absence of FEMA-related sales, ramping of new plant operations and the acquisition of Regional Homes.

SG&A increased 3.4% to $310.6 million for fiscal 2024, compared to $300.4 million in the prior year period primarily due investments in new capacity and the Regional Homes acquisition. As a percentage of sales, SG&A increased 380 basis points to 15.3% compared to the prior year period.

Net income for fiscal 2024 was $146.7 million compared to net income of $401.8 million for fiscal 2023, a decrease of $255.1 million or 63.5% due to lower gross profit, an equity in net loss of affiliate of $7.0 million and increased SG&A spend.

Adjusted EBITDA for fiscal 2024 decreased 55.0% to $245.3 million, compared to $545.0 million for fiscal 2023. Adjusted EBITDA margin contracted 880 basis points to 12.1% in fiscal 2024.

As of March 30, 2024, Skyline Champion had $495.1 million of cash and cash equivalents, a decrease of $252.4 million as compared to prior fiscal year end, primarily the result of the acquisition of Regional Homes in fiscal 2024.

Share Repurchase Program

On May 16, 2024, Skyline Champion’s Board of Directors approved a new share repurchase program for up to $100 million of the Company’s common stock. Under this share repurchase program, the number of shares ultimately purchased, and the timing of purchases are at the discretion of management and subject to compliance with applicable laws and regulations. This share repurchase program may be amended, suspended or terminated by the Board of Directors at any time. The Company expects to fund the program from existing cash and future cash generation.

“We are excited to launch our inaugural share repurchase program, underscoring our dedication to enhancing shareholder value through our robust financial position,” said Mark Yost. “This initiative allows us to distribute capital to our shareholders, while continuing to prioritize the financial health of the organization and supporting ongoing investments and strategic growth opportunities. This balanced capital allocation strategy affirms our commitment to both returning capital to shareholders and fueling our future expansion.”

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, May 22, 2024, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13745547. The replay will be available until 11:59 P.M. Eastern Time on June 5, 2024.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is a leading producer of factory-built housing in North America and employs approximately 8,600 people. With more than 70 years of homebuilding experience and 48 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single and multi-family housing markets.

In addition to its core home building business, Skyline Champion provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 74 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Homes, Genesis Homes, Regional Homes, Athens Park, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, All American Homes, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, and Titan Homes in the U.S., and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted Gross Profit as gross profit or loss plus expenses or minus income for charges related to the remediation of the water intrusion product liability. Adjusted Gross Profit Margin is calculated as Adjusted Gross Profit as a percentage of net sales. Adjusted Gross Profit and Adjusted Gross Profit Margin are not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, gross profit, net income or loss, net sales or operating income prepared on a U.S. GAAP basis. Adjusted Gross Profit and Adjusted Gross Profit Margin do not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Adjusted Gross Profit and Adjusted Gross Profit Margin is reconciled from the respective measure under U.S. GAAP in the tables below.

Skyline Champion defines Adjusted EBITDA as net income or loss plus expenses or minus income, (a) the provision for income taxes, (b) interest income or expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) non-cash restructuring charges and impairment of assets, (f) equity in net earnings or losses of affiliates, (g) charges related to the remediation of the water intrusion product liability, and (h) other non-operating income or expense including but not limited to those costs for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the income statements.

Skyline Champion defines Adjusted EPS as net income or loss plus expenses or minus income (net of tax), (a) gain or loss from discontinued operations, (b) non-cash restructuring charges and impairment of assets, (c) equity in net earnings or losses of affiliates, (d) charges related to the remediation of estimated water intrusion product liability, and (e) other non-operating income or expense including but not limited to those costs for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EPS is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Adjusted EPS does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Skyline Champion believes that Adjusted EPS is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EPS may vary from that of others in its industry. Adjusted EPS is reconciled from the respective measure under U.S. GAAP in the tables below.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; labor-related issues; inflationary pressures in the North American economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our intangible assets, including goodwill, might become impaired; the possibility that all or part of our investment in ECN Capital Corp. ("ECN") might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the potential disruption to our business caused by public health issues, such as an epidemic or pandemic, and resulting government actions; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 1, 2023 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands)

	March 30, 2024	April 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$495,063	$747,453
Trade accounts receivable, net	64,632	67,296
Inventories, net	318,737	202,238
Other current assets	39,870	26,479
Total current assets	918,302	1,043,466
Long-term assets:
Property, plant, and equipment, net	290,930	177,125
Goodwill	357,973	196,574
Amortizable intangible assets, net	76,369	45,343
Deferred tax assets	26,878	17,422
Other noncurrent assets	252,889	82,794
Total assets	$1,923,341	$1,562,724
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$91,286	$-
Accounts payable	50,820	44,702
Other current liabilities	247,495	204,215
Total current liabilities	389,601	248,917
Long-term liabilities:
Long-term debt	24,669	12,430
Deferred tax liabilities	6,905	5,964
Other liabilities	79,796	62,412
Total long-term liabilities	111,370	80,806

Stockholders' Equity:
Common stock	1,605	1,585
Additional paid-in capital	568,203	519,479
Retained earnings	866,485	725,672
Accumulated other comprehensive loss	(13,923)	(13,735)
Total stockholders’ equity	1,422,370	1,233,001
Total liabilities and stockholders' equity	$1,923,341	$1,562,724

SKYLINE CHAMPION CORPORATION

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023

Net sales	$536,363	$491,532	$2,024,823	$2,606,560
Cost of sales	438,003	350,381	1,539,029	1,787,879
Gross profit	98,360	141,151	485,794	818,681
Selling, general, and administrative expenses	90,605	72,380	310,589	300,396
Operating income	7,755	68,771	175,205	518,285
Interest (income), net	(4,164)	(7,684)	(28,254)	(14,977)
Other (income) expense	(217)	—	2,604	(634)
Income before income taxes	12,136	76,455	200,855	533,896
Income tax expense	2,325	18,709	47,136	132,094
Net income before equity in net loss of affiliate	9,811	57,746	153,719	401,802
Equity in net loss of affiliate	7,023	—	7,023	—
Net income	$2,788	$57,746	$146,696	$401,802
Net income per share:
Basic	$0.05	$1.01	$2.55	$7.05
Diluted	$0.05	$1.00	$2.53	$7.00

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousand)

	Year Ended
	March 30, 2024	April 1, 2023

Cash flows from operating activities
Net income	$146,696	$401,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,910	26,726
Equity-based compensation	19,560	14,160
Deferred taxes	(6,448)	1,127
Amortization of deferred financing fees	348	357
Loss (gain) on disposal of property, plant, and equipment	205	(129)
Foreign currency transaction loss	297	828
Equity in net loss of affiliate	7,023	—
Change in assets and liabilities, net of businesses acquired:
Accounts receivable	18,910	23,090
Floor plan receivables	(15,391)	—
Inventories	22,424	49,196
Other assets	(14,579)	(11,930)
Accounts payable	(7,950)	(49,082)
Accrued expenses and other current liabilities	16,699	(39,920)
Net cash provided by operating activities	222,704	416,225
Cash flows from investing activities
Additions to property, plant, and equipment	(52,915)	(52,244)
Cash paid for acquisitions, net of cash acquired	(283,189)	(6,810)
Cash paid for equity method investment	(4,100)	(2,500)
Cash paid for investment in ECN common stock	(78,858)	—
Cash paid for investment in ECN preferred stock	(64,520)	—
Investment in floor plan loans	(18,466)	—
Proceeds from floor plan loans	15,721	—
Proceeds from disposal of property, plant, and equipment	649	375
Net cash used in investing activities	(485,678)	(61,179)
Cash flows from financing activities
Changes in floor plan financing, net	15,368	(35,460)
Payments on long term debt	(77)	—
Stock option exercises	1,456	2,473
Tax payments for equity-based compensation	(5,883)	(4,032)
Net cash provided by (used in) financing activities	10,864	(37,019)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(280)	(5,987)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(252,390)	312,040
Cash, cash equivalents, and restricted cash at beginning of period	747,453	435,413
Cash, cash equivalents, and restricted cash at end of period	$495,063	$747,453

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousand)

	Three months ended		Twelve Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Reconciliation of Adjusted EBITDA:
Net income	$2,788	$57,746	$146,696	$401,802
Income tax expense	2,325	18,709	47,136	132,094
Interest (income), net	(4,164)	(7,684)	(28,254)	(14,977)
Depreciation and amortization	10,893	7,386	34,910	26,726
EBITDA	11,842	76,157	200,488	545,645
Transaction costs	—	—	3,253	338
Equity in net loss of affiliate	7,023	—	7,023	—
Product liability - water intrusion	34,500	—	34,500	—
Other (income)	(217)	—	—	(972)
Adjusted EBITDA	$53,148	$76,157	$245,264	$545,011

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three Months Ended		Twelve Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023

Net income	$2,788	$57,746	$146,696	$401,802
Adjustments:
Transaction costs	—	—	2,489	255
Equity in net loss of affiliate	7,023	—	7,023	—
Product liability - water intrusion	26,393	—	26,393	—
Other (income)	(217)	—	—	(732)
Adjusted net income attributable to the Company's common shareholders	$35,987	$57,746	$182,601	$401,325
Adjusted basic net income per share	$0.62	$1.01	$3.18	$7.04
Adjusted diluted net income per share	$0.62	$1.01	$3.15	$6.99
Average basic shares outstanding	57,835	57,109	57,492	56,987
Average diluted shares outstanding	58,342	57,250	57,978	57,395

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Unaudited, dollars in thousand)

	Three months ended		Twelve Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Reconciliation of Adjusted Gross Profit:
Gross Profit	$98,360	$141,151	$485,794	$818,681
Product liability - water intrusion	34,500	—	34,500	—
Adjusted Gross Profit	$132,860	$141,151	$520,294	$818,681